Exhibit 10.7

                               OPERATING AGREEMENT


               This Operating Agreement (the "Agreement") is made and entered into as of July 1, 1996 (the "Effective Date"), by and between each of MIDTEX DETENTIONS, INC. ("Contractor"), THE CITY OF BIG SPRING, TEXAS ("City"), and CORNELL CORRECTIONS OF TEXAS, INC.
("Cornell").

                                   WITNESSETH:

               WHEREAS, the City operates the Big Spring Correctional Center ("BSCC") pursuant to the Inter Governmental Agreement (Contract No. IGA 023-9), as amended, together with the Statement of Work - Contract Confinement Services ("IGA");

               WHEREAS, Contractor renders senior management services to the City for the BSCC;

               WHEREAS, the City desires to transfer the operation of the BSCC to Contractor pursuant to the IGA and as described in Contractor's response to the RFP issued by the City titled the City of Big Spring, Texas Request for Proposals and Bids for the Acquisition and Operation of Big Spring Correctional Center - Answered April 4, 1996; and

               WHEREAS, the parties desire that Contractor transfer operation of the BSCC to Cornell;

               NOW, THEREFORE, the parties agree as follows:

1. Contractor shall operate and maintain the BSCC, consisting of the Interstate Unit, the Airpark Unit, and the Flightline Unit (collectively, the "Facilities") located in Big Spring, Texas, on behalf of the City and pursuant to the IGA. Contractor shall not take any action with respect to the BSCC that would be inconsistent with, or violate the terms of, the IGA so long as the IGA is in effect.

2. Subject to the termination provisions of Section 4, the initial term of this Agreement shall be the twenty (20) year period beginning on the Effective Date. However, the City will in no way be liable during the term of the initial term of this Agreement for any costs or shortfalls in revenues due to reduced occupancy by the Federal Bureau of Prisons ("FBOP"), the Immigration and Naturalization Service ("INS"), the U.S. Marshals Service ("USMS"), and any other agency housing inmates at the Facilities pursuant to the IGA (the "Other Agencies") (collectively, FBOP, INS, USMS and the Other Agencies shall be referred to as "FBOP"). During the initial term of this Agreement, the per diem rate charged by Contractor to the City shall be adjusted as negotiated with the FBOP pursuant to the IGA. Subject to the termination provisions of Section 4, at the end of the initial term of this Agreement, Contractor shall have the option exercisable in its sole discretion to extend this Agreement

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        for up to three successive five (5) year periods which shall be exercisable by Contractor giving written notice to the City at least 90 days prior to the commencement of such applicable extended term. The first such extended term shall commence on the day following the expiration of the initial term, and each additional extended term shall commence on the day following the expiration of the immediately preceding extended term. Each extended term shall be on the same terms, conditions and covenants that were in effect during the initial term or during the preceding extended term (as applicable). Following the initial term of this Agreement and the three successive five (5) year renewal periods that are at the option of Contractor, this Agreement shall be renewable in five (5) year increments upon the mutual written consent of Contractor and the City.

3.      INVOICING AND CONTRACTOR MANAGEMENT FEES:

        A. GENERAL - All operating costs related to the Facilities (i.e., personnel, housing, food and other vendor obligations) will be the responsibility of, and paid by, Contractor. All Facility personnel will be employed by Contractor. Accordingly, all operating costs will be paid by Contractor and all per diem billings, reimbursements and accounts receivables be processed/received by Contractor as described in Section 3.B below.

        B. CONTRACTOR MANAGEMENT FEE - In accordance with the terms below, Contractor, on behalf of the City, will directly bill FBOP for services rendered in accordance with the IGA. Contractor will be entitled to a management fee equal to the excess of all revenues received with respect of the Facilities, less all expenses (including the reimbursement described in Section 3.C). All revenues from the FBOP will be payable to the City, will be received directly by Contractor and will be deposited by Contractor in the City's BSCC account at State National Bank of Big Spring. Contractor shall then prepare checks drawn on the City's BSCC account under which the City is the payor payable
                (i) to the City in the amount owing to the City pursuant to
                Section 3.C and (ii) to Contractor in the amount of the balance of the deposit. The City shall execute and deliver the checks described in the preceding sentence immediately but in no case later than 3 business days after they are presented to the City by Contractor. Such processing will insure that the City receives the amount due to it pursuant to Section 3.C below and that Contractor receives all other revenues as soon as practicable.

        C. CITY REIMBURSEMENT FOR INDIRECT EXPENSE - The City shall receive monthly in consideration for its continued involvement in the administration of the IGA an amount equal to $0.70 per inmate day with respect to each inmate housed at the Facilities including inmates housed other than pursuant to the IGA ("Non-IGA Inmates"). (Example: the City would receive $306,600 per year if the Facilities maintain an exact population of 1,200 every day of the year; computed as $0.70 * 1,200 * 365 days = $306,600). This fee shall not be applicable to any inmate not housed at one of the currently existing units of the Facilities. The City agrees to

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                negotiate in good faith with Contractor regarding the fee paid to the City with respect to the Non-IGA Inmates if, in the judgment of Contractor, the economic pressures to Contractor with respect to the revenues and costs associated with the housing of the Non-IGA Inmates justify a renegotiation of the fee.

        D. PROCEDURES - Bills/vouchers for payment shall be submitted by Contractor on behalf of the City pursuant to the IGA directly to the FBOP at the beginning of each calendar month, but not later than the fifth business day of each month. Contractor shall submit to the City a photocopy of the bill/voucher that is submitted to the FBOP. The bill/voucher will request payment for services rendered during the previous calendar month in accordance with, and within the time specified in, the IGA. Payment shall be requested using a per diem method as specified in the IGA. The monthly billing submitted to the FBOP shall be for all inmates housed at the Facilities. The daily rate or per diem methodology of payment shall follow the terms of the IGA and shall bill for the day of inmate arrival, but not the day of inmate departure. At the close of every "regular business day," the official billing count shall be taken and recorded.

4.      COMMENCEMENT AND TERMINATION.

        A. COMMENCEMENT - The period of this Agreement shall commence immediately at 12:01 A.M. on the Effective Date.

        B. NOTICE OF DEFAULT - If Contractor or the City receives a notice of default under the terms of the IGA or a notice of intent to terminate or notice of termination of the IGA from the FBOP (the "Notice"), then for a period of up to 90 days from the date of the Notice or any cure period stated in the Notice whichever period is shorter (the "Cure Period"), Contractor and the City will reasonably cooperate to cure any default or other occurrence giving rise to the Notice (the "Default").

        C. RIGHT OF SALE - Subject to the terms of Section 15, Contractor shall have the right to assign its rights under this Agreement during the Cure Period.

        D. NEW OPERATOR - If Contractor does not choose to exercise its right to assign its rights under this Agreement pursuant to
                Section 4.C, Contractor and the City shall negotiate in good faith to secure a new operator (as selected and on terms negotiated by Contractor, with FBOP written approval and City written approval (which City approval shall not be unreasonably withheld) of the selected new operator ("New Operator")) or a new population of inmates for the Facilities.

        E. TERMINATION PAYMENT - In the event of (i) the termination of this Agreement for any reason pursuant to this Section 4 or the removal of Contractor as operator of BSCC and (ii) the replacement of Contractor as operator of BSCC with New Operator or with the City, as a condition of the City's agreement to engage New Operator or the

                                        3

                City's assumption of the role of operator of BSCC, as applicable, the City shall pay, or shall require New Operator to agree to pay, monthly rent to Contractor (or, if applicable, Contractor's lender) equal to the amounts set forth below opposite the name of each of the Units of the Facilities:

                        FACILITY                       1996 MONTHLY RENTAL

                      Interstate Unit                      $ 73,000
                      Airpark Unit                         $104,190
                      Flightline Unit                      $146,000

                With respect to each of the Interstate Unit, the Airpark Unit and the Flightline Unit, $6,000 of the fixed monthly rent for each Unit will increase on each fifth (5th) anniversary of this Agreement, by one percent (1%) for each point of increase in the Consumer Price Index based on the United States average published by the Bureau of Labor Statistics, U.S. Department of Labor, at the effective date of this Agreement. The balance of the monthly rent for each unit of the Facilities will not increase. The City or the New Operator, as applicable, shall only be obligated to pay the above-referenced rental amount with respect to units of the Facilities that are being operated by the City or by the New Operator. The obligation for the City or the New Operator to pay rent to Contractor shall terminate upon expiration or termination (as therein provided) of the leases between the City and Contractor with respect to the real estate on which the Facilities are situated (the "Leases"). This rent shall be in addition to any rent payable to Contractor with respect to all leases related to operation of the Facilities.

        F. BANKRUPTCY - In the event of the commencement of a bankruptcy proceeding under the Bankruptcy Code (11 USC ss. 101, ET SEQ.) with respect to Contractor, Contractor shall make provision for the City to be treated as a secured creditor, to the extent possible without jeopardizing the City's position as a lessor under the Leases, with respect to all amounts owing by Contractor to the City under this Agreement.

5. Pursuant to the IGA, the monetary obligation in each fiscal year in which Contractor operates the Facilities is subject to and contingent upon the availability of funds being appropriated by the Federal government for the purpose of this Agreement.

6. Regarding Contractor's future operation of the Facilities which are currently being operated by the City, to the extent the following are not currently in place, Contractor will prepare and submit to the City the following documents:

        a) A fully developed policy and operations manual which covers all aspects of Facility operations.

        b) A fully developed training package to be administered to all Facility staff employed by Contractor.

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        c)      An emergency procedures/security manual for confidential use by staff supervisors employed by Contractor.

        d)      Post orders for all facility staff positions.

7. Once the above documents, to the extent that such are not currently in place, are approved by the City (and the FBOP as necessary), Contractor will prepare sufficient copies for use at the Facilities and will provide the City with two copies of each document which shall become the City's property for its use. Because of security requirements, the City shall maintain the confidentiality of these documents and shall not distribute these documents outside of City offices, except in order to comply with legal requirements imposed on the City that compel disclosure. All rights to the above-mentioned documents become the sole property of Contractor and may not, in whole or part, be copied, photocopied, reproduced, translated, or reduced to any electronic medium or machine readable form without prior consent, in writing, from Contractor.

8. Contractor agrees to indemnify, defend and save harmless the City, its officers, agents and employees from any and all claims and losses accruing or resulting to any and all Contractor's, subcontractors, materials or supplies in connection with the performance of this Agreement and from any and all claims and losses accruing or resulting to any person, firm or corporation who may be injured or damaged by Contractor in the performance of this Agreement, except for any loss or claim resulting from the negligent or intentional acts of the City and except for any loss or claim arising from any event occurring prior to the Effective Date.

9. The City agrees to indemnify, defend and save harmless Contractor, its officers, agents and employees from any and all claims and losses accruing prior to the Effective Date with respect to the BSCC (including any claim for compensation or employee benefits for periods prior to the Effective Date) and for any loss or claim resulting from the negligent or intentional acts of the City occurring after the Effective Date.

10. No alteration or variance of the terms of this Agreement shall be valid unless made in writing and signed by the parties hereto, and no oral understanding or agreement not incorporated shall be binding on any of the parties hereto.

11. Contractor shall have the exclusive right to determine where inmates are housed among the various Units of the Facilities.

12. Contractor is required to have Comprehensive General liability insurance with a minimum coverage of $1,000,000, Worker's Compensation insurance in statutory limits, Professional/Employer's Liability insurance minimum coverage of $1,000,000 per occurrence for bodily injury, and excess liability insurance of $5,000,000. The City shall be named as additional insured and notification shall be supplied 10 days prior to any cancellation. This insurance is to be carried by one or more insurance companies authorized

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        to transact business in Texas and approved by the City. Contractor shall furnish the City with certificates of all insurance required by this Agreement.

13. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction. Any such controversy or claim shall be submitted to an arbitrator agreed to by Contractor and the City; or, if they cannot agree on an arbitrator, an arbitrator shall be selected for them by the American Arbitration Association, and such arbitration shall be held in Big Spring, Texas.

14. Contractor, in conjunction with the City, is authorized to negotiate intergovernmental agreements for the purpose of housing inmates for other governmental agencies. The City Manager shall be involved during this process and shall provide assistance as required by Contractor and other governmental entities, and final acceptance of negotiated contracts must receive approval by the parties to this Agreement. The City will not unreasonably restrict Contractor's expansion of programs as other opportunities become available in the field of corrections.

15. The City consents to Contractor's transfer of its rights under this Agreement to, and the assumption of Contractor's obligations under this Agreement by, Cornell as of the Effective Date. At and following the assignment of this Agreement to Cornell, a reference in this Agreement to "Contractor" shall be deemed a reference to "Cornell." Effective on the assignment on this Agreement to Cornell, the City and Cornell release MIDTEX from all liability under this Agreement. Cornell's rights, privileges and responsibilities under the terms of this Agreement shall not be assignable by Cornell except with the written consent of the City, which consent will not be unreasonably withheld; provided, however, that Cornell may, without the consent of the City, assign its rights under this Agreement to any lender in connection with any indebtedness incurred by Cornell, including any refinancing, modification, amendment or extension of any such indebtedness incurred by Cornell. The City's rights, privileges and responsibilities under the terms of this Agreement shall not be assignable by the City except with the written consent of Cornell, which consent shall not be unreasonably withheld.

16. As of the Effective Date, the City is hereby transferring to Cornell the assets, and Cornell is hereby assuming the liabilities, described in the City's Enterprise Funds Combining Balance Sheet, dated September 30, 1995, as updated as of the Effective Date (the "Balance Sheet"), under the heading "Correctional Center"; provided, however, that Cornell shall not acquire any of the City's compost assets, shall not acquire the City's fee simple interest in the real estate on which the Facilities are situated, and shall not assume any liabilities (i) that are not described on the Balance Sheet, (ii) for workers' compensation claims or litigation (including, but not limited to, the Rodriguez wrongful termination lawsuit and the pending civil rights claim) with respect to occurrences arising prior to the Effective Date, and (iii) associated with the real estate assets and compost assets described on the Balance Sheet

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        (such assets to be transferred to Cornell and liabilities to be assumed by Cornell are herein referred to as the "BSCC Fund"). In addition, subject to the requirements regarding inmate trust accounts, the City shall transfer to Cornell and Cornell shall have all rights to all future revenues (including vending machine and telephone revenues) that were payable to the BSCC Fund prior to the Effective Date. The City shall assign to Contractor all rents payable by the INS with respect to the Immigration Courtroom Hearing Program.

17. In consideration for the City's transfer of the BSCC Fund to Cornell and the City's renegotiation with Ed Davenport of the leases with respect to the Facilities, upon the closing of the transfer by Ed Davenport and MIDTEX DETENTIONS, INC. ("MIDTEX") to Cornell of this Operating Agreement and the leases for the Facilities, Cornell shall pay, on behalf of Ed Davenport, $3,700,000 to the City for the City's general fund, or any other City fund designated by the City.

18. The City shall not discourage its employees who are employed at the BSCC from accepting employment with Cornell.

19. Cornell shall pay a bonus to employees currently employed at BSCC who resign from their employment with the City and accept employment with Cornell, and such bonus shall be in consideration for such resignation and acceptance. The total bonus amount (including all out-of-pocket tax and withholding costs to Cornell) shall not exceed $600,000, and the bonus shall be payable 50% within 60 days following the Effective Date and 50% to such employees who shall remain in the employ of Cornell on the second anniversary of the Effective Date. Cornell shall deposit $300,000 in a restricted account to be used solely to pay the bonus on the second anniversary of the Effective Date. The amounts of each bonus to an employee shall be determined by Cornell, considering each employee-recipient's contribution to the Texas Municipal Retirement System. Cornell shall provide employee benefit plans to the employees of the City hired by Cornell that are consistent with the practice of Cornell and its affiliates and comparable with those employee benefit plans offered to other employees of Cornell and its affiliates employed in similar capacities.

20. As of the Effective Date, except for the Indenture between the United States of America and the City of Big Spring, Texas, dated October 6, 1978 (the "FAA Indenture"), except for the terms of the IGA, and except for encumbrances noted on Schedule B and C of the title commitment with respect to the real estate on which the Facilities are constructed, the City will have good and marketable title, free and clear of all liens, claims, mortgages, security interests, title imperfections and encumbrances, to the BSCC Fund and to the real estate on which the Facilities are constructed. As of the Effective Date, the City represents, warrants and covenants that (i) the real estate on which the Facilities are constructed are in compliance with all applicable zoning laws and (ii) all permits necessary for Cornell to operate the BSCC shall have been issued. Following the Effective Date, the City agrees to provide to Contractor (i) zoning variances to maintain the Facilities' compliance with all applicable zoning laws and (ii) all City permits necessary for Cornell to operate the BSCC. Following

                                        7

        the Effective Date, the City agrees to provide assistance to Contractor to obtain any County or other non-City permit required to operate the BSCC.

21. The City shall lease the following items of property to Cornell at the annual rental rate set forth opposite the description of the item:

                  PROPERTY               ANNUAL RENTAL (Beginning July 1, 1996)

               Building 50                             $6,264
               Building 240                             4,116
               Training Center                          7,796
               Firing Range                             2,000
               South Equipment Yard                       564

22. All notices required under this Agreement must be given by certified mail, return receipt requested, addressed to the proper party at the following addressees:

        Contractor:

        MIDTEX DETENTIONS, INC.
        610 Main
        Big Spring, Texas 79720
        Attention: Johnny Rutherford, President
        Telephone:    (915) 264-0060
        Facsimile:    (915) 267-6522

        Assignee:

        Cornell Corrections of Texas, Inc.
        4801 Woodway, Suite 400W
        Houston, Texas 77056
        Attention:  David M. Cornell, President
        Telephone:   (713) 623-0790
        Facsimile:   (713) 623-2853

        The City:

        City Manager
        City of Big Spring, Texas
        310 Nolan
        Big Spring, Texas  79720
        Telephone:    (915) 264-2400
        Facsimile:    (915) 263-8310

        Either party may change the address to which notices are to be sent by giving the other party notice of the new address in the manner provided in this section.

23. This Agreement (a) supersedes all prior agreements (except for lease agreements relating to the Facilities) between the parties (written or oral), (b) is intended as a complete and exclusive statement of the terms of the Agreement between the parties to this Agreement and (c) does not and is not intended to confer any rights or remedies on any person other than the parties to this Agreement.

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24.     This Agreement shall be construed under and in accordance with the laws of the State of Texas.

25. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

26. This Agreement shall be binding on, and inure to the benefit of, the legal representatives, successors and assigns of the respective parties.

27. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the greatest extent possible.

28. MIDTEX and the City hereby cancel the Management Agreement, dated February 18, 1994, and all previous agreements between MIDTEX and the City. MIDTEX and the City agree to jointly defend the Rodriguez wrongful termination lawsuit and the civil rights claim. MIDTEX represents to the City that Ed Davenport has provided MIDTEX with a letter of credit to provide MIDTEX with adequate working capital to defend and respond to any losses or settlements by MIDTEX arising from the Rodriguez wrongful termination lawsuit and the civil rights claim.

29. Contractor shall provide the City with a copy of all correspondence regarding contracting, monitoring, or materially affecting the viability of the IGA sent to or received from the FBOP within 5 business days after it is sent or received, as applicable. The City shall provide Contractor with a copy of all correspondence regarding contracting, monitoring, or materially affecting the viability of the IGA sent to or received from the FBOP within 5 business days after it is sent or received, as applicable.

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30.     Contractor shall provide to the City reasonable assistance and reasonable access to applicable records relating to the BSCC Fund to the extent necessary for the City to respond to any inquiry of the FBOP or any other governing authority (other than the City).


                             MIDTEX DETENTIONS, INC.

                             By /s/ JOHNNY RUTHERFORD
                                    Johnny Rutherford,
                                    President

                             THE CITY OF BIG SPRING

                             By /s/ TIM BLACKSHEAR
                                    Tim Blackshear, Mayor
                                    City of Big Spring, Texas

Attest:

TOM FERGUSON
Tom Ferguson, City Secretary


                             CORNELL CORRECTIONS OF TEXAS, INC.

                             By /s/ DAVID M. CORNELL
                                    David M. Cornell,
                                    President

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                ASSIGNMENT AND ASSUMPTION OF OPERATING AGREEMENT


        THIS ASSIGNMENT AND ASSUMPTION OF OPERATING AGREEMENT (this "Assignment") is made as of this 1st day of July, 1996, from MIDTEX DETENTIONS, INC., a Texas corporation ("Assignor"), to CORNELL CORRECTIONS OF TEXAS, INC., a Delaware corporation ("Assignee"), as follows:

                                    RECITALS

        A. Assignor is a party to that certain Operating Agreement between Assignor and The City of Big Spring, dated July 1, 1996 (the "Operating Agreement").

        B.      Assignor desires to assign the Operating Agreement to Assignee.

        C. Assignee desires to assume the Assignor's obligations under the Operating Agreement.

                                    AGREEMENT

        Now, therefore, for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, in hand paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged and confessed, effective as of the date hereof, Assignor hereby assigns to Assignee all right, title and interest Assignor may have in and to the Operating Agreement. From and after the date hereof, Assignee hereby agrees to be bound by all the terms and provisions of the Operating Agreement and hereby assumes and agrees to pay and perform all obligations of Assignor under the Operating Agreement. Assignee agrees to indemnify, defend and save harmless Assignor, its officers, agents and employees from any and all claims and losses accruing from and after the date hereof with respect to the Operating Agreement.

        IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment and Assumption of Operating Agreement as of the date set forth above.

                                    ASSIGNOR:

                                    MIDTEX DETENTIONS, INC.

                                    By /s/ JOHNNY RUTHERFORD
                                           Johnny Rutherford,
                                           President

                                    ASSIGNEE:

                                    CORNELL CORRECTIONS OF TEXAS, INC.

                                    By /s/ DAVID M. CORNELL
                                           David M. Cornell,
                                           President

                                     JOINDER


        The City of Big Spring (the "City") hereby executes this joinder to acknowledge the City's release of Assignor from any and all liability under the Operating Agreement.

               Dated as of July 9, 1996.


                                    THE CITY OF BIG SPRING

                                    By /s/ TIM BLACKSHEAR
                                           Tim Blackshear, Mayor
                                           City of Big Spring, Texas

Attest:

/s/ TOM FERGUSON
Tom Ferguson, City Secretary